Exhibit 10.3

TAX MATTERS AGREEMENT

By and Between

THE BRINK’S COMPANY

and

BRINK’S HOME SECURITY HOLDINGS, INC.

Dated as of October 31, 2008

TABLE OF CONTENTS

Page

ARTICLE I

Definition of Terms

ARTICLE II

Allocation of Tax Liabilities

SECTION 2.01.	General Rule	9
SECTION 2.02.	Allocations of Taxes	9
SECTION 2.03.	Certain Transaction and Other Taxes	9

ARTICLE III

Proration of Tax Items

SECTION 3.01.	General Method of Proration	10
SECTION 3.02.	Transactions Treated as Extraordinary Items	10

ARTICLE IV

Preparation and Filing of Tax Returns

ARTICLE V

Tax Payments

SECTION 5.01.	Payment of Taxes With Respect to Tax Returns Reflecting Taxes of the Other Company	13
SECTION 5.02.	Indemnification Payments	13

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ARTICLE VI

Tax Benefits

SECTION 6.01.	Tax Refunds in General	14
SECTION 6.02.	Timing Differences and Reverse Timing Differences	14
SECTION 6.03.	BHS Carrybacks	15

ARTICLE VII

Tax-Free Status

SECTION 7.01.	Tax Opinions/Rulings and Representation Letters	15
SECTION 7.02.	Restrictions on BHS	15
SECTION 7.03.	Liability for Tax-Related Losses	18

ARTICLE VIII

Assistance and Cooperation

SECTION 8.01.	Assistance and Cooperation	19
SECTION 8.02.	Income Tax Return Information	20
SECTION 8.03.	Reliance	20

ARTICLE IX

Tax Records

SECTION 9.01.	Retention of Tax Records	21
SECTION 9.02.	Access to Tax Records	21

ARTICLE X

Tax Contests

SECTION 10.01.	Notice	21
SECTION 10.02.	Control of Tax Contests	22

ARTICLE XI

SECTION 11.01.	Effective Date; Termination of Prior Intercompany Tax Allocation Agreements	22

ARTICLE XII

Survival of Obligations

SECTION 12.01.	Survival of Obligations	23

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ARTICLE XIII

Treatment of Payments; Tax Gross Up

SECTION 13.01.	Treatment of Tax Indemnity and Tax Benefit Payments	23
SECTION 13.02.	Tax Gross Up	23
SECTION 13.03.	Interest Under This Agreement	23

ARTICLE XIV

Disagreements

SECTION 14.01.	Disagreements	24

ARTICLE XV

Late Payments

SECTION 15.01.	Late Payments	24

ARTICLE XVI

Expenses

SECTION 16.01.	Expenses	25

ARTICLE XVII

General Provisions

iii

TAX MATTERS AGREEMENT (this “Agreement”) entered into as of October 31, 2008, by and between THE BRINK’S COMPANY, a Virginia corporation (“Brink’s”), and BRINK’S HOME SECURITY HOLDINGS, INC., a Virginia corporation and a wholly owned subsidiary of Brink’s (“BHS”).

WHEREAS the Board of Directors of Brink’s has determined that it is in the best interests of Brink’s and its shareholders to completely separate the BHS Business (as defined below) from Brink’s;

WHEREAS, as of the date hereof, Brink’s is the common parent of an affiliated group of corporations, including BHS, which has elected to file consolidated Federal income tax returns;

WHEREAS Brink’s and BHS have entered into the Separation and Distribution Agreement (as defined below), pursuant to which Brink’s agreed to contribute and otherwise transfer to BHS, and BHS agreed to receive and assume, the assets and liabilities then associated with the BHS Business as described therein;

WHEREAS Brink’s intends to distribute to shareholders of Brink’s all the outstanding shares of BHS Common Stock;

WHEREAS, pursuant to the Distribution (as defined in the Separation and Distribution Agreement), BHS and its subsidiaries will cease to be members of the affiliated group (as that term is defined in Section 1504 of the Code (as defined below)) of which Brink’s is the common parent; and

WHEREAS the Companies (as defined below) desire to provide for and agree upon the allocation between the Companies of liabilities for Taxes (as defined below) arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Companies hereby agree as follows:

ARTICLE I

Definition of Terms

For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement:

“Accountant” shall have the meaning set forth in Section 8.02(c).

“Accounting Cutoff Date” means, with respect to BHS, any date as of the end of which there is a closing of the financial accounting records for BHS.

“Active Trade or Business” means the active conduct (within the meaning of Section 355(b) of the Code and the regulations thereunder) by BHS of the BHS Business.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset and (c) any claim for refund or credit of Taxes previously paid.

“Affiliate” means any entity that is directly or indirectly “controlled” by either the person in question or an Affiliate of such person.  For purposes of the definition of “Affiliate”, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning provided in the first sentence of this Agreement.

“Ancillary Agreements” means the Brand Licensing Agreement, the Employee Matters Agreement, the Non-Compete Agreement, the Transition Services Agreement (each as defined in the Separation and Distribution Agreement) and the instruments, assignments and other documents and agreements executed in connection with the implementation of the transactions contemplated by the Separation and Distribution Agreement, including Article II of the Separation and Distribution Agreement.

“BHS” shall have the meaning provided in the first sentence of this Agreement.

“BHS Affiliated Group” shall have the meaning provided in the definition of “BHS Federal Consolidated Income Tax Return”.

“BHS Business” means the business of providing security alarm monitoring services for residential and commercial properties.

“BHS Capital Stock” means all classes or series of capital stock of BHS, including (i) the BHS Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in BHS for U.S. Federal income tax purposes.

“BHS Carryback” means any net operating loss, net capital loss, excess Tax credit or other similar Tax item of any member of the BHS Group that may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“BHS Common Stock” has the meaning set forth in the Separation and Distribution Agreement.

“BHS Federal Consolidated Income Tax Return” means any United States Federal income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code) of which BHS is the common parent (the “BHS Affiliated Group”).

“BHS Group” means BHS and its Subsidiaries, as determined immediately after the Distribution.

“BHS Separate Return” means any Separate Return of BHS or any member of the BHS Group.

“Board Certificate” shall have the meaning set forth in Section 7.02(d).

“Brink’s” shall have the meaning provided in the first sentence of this Agreement.

“Brink’s Affiliated Group” shall have the meaning provided in the definition of “Brink’s Federal Consolidated Income Tax Return”.

“Brink’s Federal Consolidated Income Tax Return” means any United States Federal income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which Brink’s is the common parent (the “Brink’s Affiliated Group”).

“Brink’s Group” means Brink’s and its Subsidiaries, excluding any entity that is a member of the BHS Group.

“Brink’s Separate Return” means any Separate Return of Brink’s or any member of the Brink’s Group.

“Brink’s State Combined Income Tax Return” means a consolidated, combined or unitary State Income Tax Return that actually includes, by election or otherwise, one or more members of the Brink’s Group together with one or more members of the BHS Group.

“Closing Date” means the date of the Distribution.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies” means Brink’s and BHS, collectively, and “Company”, as the context requires, means either Brink’s or BHS.

“Contribution” means the contribution of assets by Brink’s itself directly to BHS itself pursuant to Section 2.01 of the Separation and Distribution Agreement.

“Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution-Related Proceeding” means any Tax Contest in which the IRS, another Tax Authority or any other party asserts a position that could reasonably be expected to adversely affect the Tax-Free Status.

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Filing Date” shall have the meaning set forth in Section 7.04(d).

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“First Internal Distribution” shall have the meaning ascribed to it in the Ruling Request filed with the IRS on June 30, 2008.  For the avoidance of doubt, Brink’s Holding Company is the distributing corporation in the First Internal Distribution, and Brink’s Home Security, Inc. is the controlled corporation in the First Internal Distribution.

“Group” means the Brink’s Group or the BHS Group, or both, as the context requires.

“High-Level Dispute” means any dispute or disagreement (a) relating to liability under Section 7.04 of this Agreement or (b) in which the amount of the liability in dispute exceeds $2  million.

“Indemnitee” shall have the meaning set forth in Section 13.03.

“Indemnitor” shall have the meaning set forth in Section 13.03.

“IRS” means the United States Internal Revenue Service.

“Joint Return” means any Tax Return that includes at least one member of the Brink’s Group and at least one member of the BHS Group.

“Notified Action” shall have the meaning set forth in Section 7.03(a).

“Past Practices” shall have the meaning set forth in Section 4.04(a).

“Payment Date” means (i) with respect to any Brink’s Federal Consolidated Income Tax Return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Closing Period” means any Tax Period that, to the extent it relates to a member of the BHS Group, begins after the Closing Date.

“Pre-Closing Period” means any Tax Period that, to the extent it relates to a member of the BHS Group, ends on or before the Closing Date.

“Prime Rate” has the meaning set forth in the Separation and Distribution Agreement.

“Privilege” means any privilege that may be asserted under applicable law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by BHS management or shareholders, is a hostile acquisition, or otherwise, as a result of which BHS would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from BHS and/or one or more holders of outstanding shares of BHS Capital Stock, a number of shares of BHS Capital Stock that would, when combined with any other changes in ownership of BHS Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (A) the value of all outstanding shares of stock of BHS as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of BHS as of the date of such transaction or, in the case of a series of transactions, the date of the last transaction of such series.  Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by BHS of a shareholder rights plan or (B) issuances by BHS that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d).  For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders.  This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.  Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Representation Letters” means the representation letters and any other materials delivered or deliverable by Brink’s, BHS or others in connection with the rendering by Tax Advisors of any opinions in connection with the Transactions.

“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

“Ruling” means (a) the private letter ruling (and any supplemental private letter ruling) issued by the IRS to Brink’s in connection with the Transactions and (b) any similar ruling (including any supplemental ruling) issued by any Tax Authority other than the IRS in connection with the Transactions.

“Ruling Documents” means the Ruling and the Ruling Request.

“Ruling Request” means any letter filed by Brink’s with the IRS or any other Tax Authority requesting a ruling regarding certain tax consequences of the Transactions (including all attachments, exhibits and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

“Second Internal Distribution” shall have the meaning ascribed to it in the Ruling Request filed with the IRS on June 30, 2008.  For the avoidance of doubt, Pittston Services Group, Inc. is the distributing corporation in the Second Internal Distribution, and Brink’s Home Security, Inc. is the controlled corporation in the Second Internal Distribution.

“Section 7.02(d) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40%.

“Separate Return” means (a) in the case of any Tax Return of any member of the BHS Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Brink’s Group and (b) in the case of any Tax Return of any member of the Brink’s Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the BHS Group.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement, as amended from time to time, by and between Brink’s and BHS dated as of October 31, 2008.

“Signing Group” shall have the meaning set forth in Section 8.03.

“State Income Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State (or by the District of Columbia) that is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“Supplier Group” shall have the meaning set forth in Section 8.03.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” means a United States tax counsel or accountant of recognized national standing.

“Tax Arbitrator” shall have the meaning set forth in Article XIV.

“Tax Arbitrator Dispute” shall have the meaning set forth in Article XIV.

“Tax Attribute” or “Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit, Tax basis or any other Tax Item that could reduce a Tax.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit or other reduction in otherwise required Tax payments.

“Tax Contest” means an audit, review, examination or other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Detriment” means any increase in required Tax payments (or, without duplication, the reduction in any refund or credit).

“Tax-Free Status” means the qualification of (a) the First Internal Distribution and the Second Internal Distribution, respectively, each as (i) a distribution described in Section 355(a) of the Code, (ii) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d) and 355(e) of the Code and (iii) as a transaction in which Brink’s Holding Company, Pittston Services Group, Inc., Brink’s Home Security, Inc., Brink's and BHS recognize no income or gain for U.S. Federal income tax purposes pursuant to Section 355 of the Code and (b) the Contribution and Distribution, taken together, as (i) a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code and (ii) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code and (c) as a transaction in which Brink’s, BHS, and the shareholders of Brink’s recognize no income or gain for U.S. Federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code.  For the avoidance of doubt, recognition of income or gain by Brink’s or BHS as a result of taking into account intercompany items or excess loss accounts pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code shall not mean that the Transactions do not have Tax-Free Status.

“Tax Item” means, with respect to any income Tax, any item of income, gain, loss, deduction or credit.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinions/Rulings” means the opinions of Tax Advisors and the Ruling deliverable to Brink’s in connection with the Transactions.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax-Related Losses” means (i) all Federal, state and local Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all reasonable accounting, legal and other professional fees and court costs incurred in connection with such Taxes; and (iii) all reasonable costs and expenses and all damages associated with shareholder litigation or controversies and any amount paid by Brink’s (or any Affiliate of Brink’s) or BHS (or any Affiliate of BHS) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of the First Internal Distribution, the Second Internal Distribution or the Contribution or the Distribution to have Tax-Free Status.

“Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration or document required to be filed under the Code or other Tax Law, including any attachments, exhibits or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transactions” means the First Internal Distribution, the Second Internal Distribution, the Contribution, the Distribution and the other transactions contemplated by the Separation and Distribution Agreement.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means a “will” opinion, without qualifications, of a Tax Advisor, which Tax Advisor is reasonably acceptable to Brink’s, on which Brink’s may rely to the effect that a transaction will not affect the Tax-Free Status.  Any such opinion must assume that the First Internal Distribution, the Second Internal Distribution, and the Contribution and Distribution (taken together) would have qualified for Tax-Free Status if the transaction in question did not occur.

ARTICLE II

Allocation of Tax Liabilities

SECTION 2.01. General Rule.  (a)  Brink’s Liability.  Brink’s shall be liable for, and shall indemnify and hold harmless the BHS Group from and against any liability for, Taxes that are allocated to Brink’s under this Article II.

(b) BHS Liability.  BHS shall be liable for, and shall indemnify and hold harmless the Brink’s Group from and against any liability for, Taxes that are allocated to BHS under this Article II.

SECTION 2.02. Allocations of Taxes.  Except as provided in Section 2.03, Taxes shall be allocated as follows:

(a) Allocation of Taxes to Brink’s.  Brink’s shall be responsible for any and all Taxes due or required to be reported on any Joint Return or Brink’s Separate Return (including any increase in such Tax as a result of a Final Determination).

(b) Allocation of Taxes to BHS.  BHS shall be responsible for any and all Taxes due or required to be reported on any BHS Separate Return (including any increase in such Tax as a result of a Final Determination).

SECTION 2.03. Certain Transaction and Other Taxes.  (a)  BHS Liability.  BHS shall be liable for, and shall indemnify and hold harmless the Brink’s Group from and against any liability for:

(i) any Tax resulting from a breach by BHS of any covenant in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement; and

(ii) any Tax-Related Losses for which BHS is responsible pursuant to Section 7.04.

(b) Brink’s Liability.  Brink’s shall be liable for, and shall indemnify and hold harmless the BHS Group from and against any liability for:

(i) any Taxes imposed pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, State or local Tax law) on any member of the BHS Group solely as a result of such member’s being a member of the Brink’s Affiliated Group (or similar group under foreign, State or local Tax law);

(ii) any Tax resulting from a breach by Brink’s of any covenant in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement; and

(iii) any Tax-Related Losses for which Brink’s is responsible pursuant to Section 7.04.

ARTICLE III

Proration of Tax Items

SECTION 3.01. General Method of Proration.  Tax Items shall be apportioned between Pre-Closing Periods and Post-Closing Periods in accordance with the principles of Treasury Regulation Section 1.1502-76(b) as reasonably interpreted and applied by Brink’s.  No election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year’s items).  If the Closing Date is not an Accounting Cutoff Date, the provisions of Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to allocate ratably the items (other than extraordinary items) for the month that includes the Closing Date.

SECTION 3.02. Transactions Treated as Extraordinary Items.  In determining the apportionment of Tax Items between Pre-Closing Periods and Post-Closing Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the Closing Date) be allocated to Pre-Closing Periods, and any Taxes related to such items shall be treated under Treasury Regulation Section 1.1502-76(b)(2)(iv) as relating to such extraordinary items and shall (to the extent occurring on or prior to the Closing Date) be allocated to Pre-Closing Periods.

ARTICLE IV

Preparation and Filing of Tax Returns

SECTION 4.01. General.  Except as otherwise provided in this Article IV, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law.  The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VIII with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Article VIII.

SECTION 4.02. Brink’s Responsibility.  Brink’s has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a) Brink’s Federal Consolidated Income Tax Returns for any Tax Periods ending on, before or after the Closing Date;

(b) Brink’s State Combined Income Tax Returns and any other Joint Returns that Brink’s reasonably determines are required to be filed (or that Brink’s chooses to be filed) by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Closing Date; provided, however, that Brink’s shall provide written notice (no later than 60 days prior to the date such Returns are due, including extensions) of such determination to file such Brink’s State Combined Income Tax Returns or other Joint Returns to BHS; and

(c) Brink’s Separate Returns and BHS Separate Returns that Brink’s reasonably determines are required to be filed by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Closing Date (limited, in the case of BHS Separate Returns, to such Returns as are filed on or prior to the Closing Date).

SECTION 4.03. BHS’s Responsibility.  BHS shall prepare and file, or shall cause to be prepared and filed, all BHS Separate Returns other than those Tax Returns filed on or prior to the Closing Date.  The Tax Returns required to be prepared and filed by BHS under this Section 4.03 shall include (a) any BHS Federal Consolidated Income Tax Return and (b) BHS Separate Returns required to be filed for Tax Periods ending after the Closing Date.

SECTION 4.04. Tax Accounting Practices.  (a)  General Rule.  Except as provided in Section 4.04(b), with respect to any Tax Return that BHS has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.03, for any Pre-Closing Period (and the portion, ending on the Closing Date, of any Tax Period that includes but does not end on the Closing Date), such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used by Brink’s and its Subsidiaries with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices.  Except as provided in Section 4.04(b), Brink’s shall prepare any Tax Return that it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.02, in accordance with reasonable Tax accounting practices selected by Brink’s.

(b) Reporting of Transaction Tax Items.  BHS shall file all Tax Returns consistent with the Tax treatment of the Transactions set forth in the Ruling Requests and the Tax Opinions/Rulings.  To the extent there is a Tax treatment relating to the Transactions that is not covered by the Ruling Requests or Tax Opinions/Rulings, the Tax treatment shall be determined by Brink’s with respect to such Tax Return, and BHS shall agree to such treatment and shall file all Tax Returns for which it is responsible consistently with such treatment, unless either (i) there is no reasonable basis for such Tax treatment or (ii) such Tax treatment is inconsistent with the Tax treatment contemplated in the Ruling Requests and/or the Tax Opinions/Rulings.

SECTION 4.05. Consolidated or Combined Tax Returns.  BHS shall elect and join, and shall cause its respective Affiliates to elect and join, in filing any Brink’s State Combined Income Tax Returns and any Joint Returns that Brink’s determines are required to be filed or that Brink’s chooses to file pursuant to Section 4.02(b).

SECTION 4.06. Right To Review Tax Returns.  (a)  General.  The Responsible Company with respect to any material Tax Return shall make such Tax Return and related workpapers available for review by the other Company, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to be liable, (ii) the requesting party would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to have a claim for Tax Benefits under this Agreement or (iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement.  The Responsible Company shall use reasonable best efforts to make such Tax Return available for review as required under this paragraph sufficiently in advance of the due date (including extensions) for filing of such Tax Return to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Return.

(b) Execution of Returns Prepared by Other Party.  In the case of any Tax Return that is required to be prepared and filed by the Responsible Company under this Agreement and that is required by law to be signed by the other Company (or by its authorized representative), the Company that is legally required to sign such Tax Return shall be required to sign such Tax Return unless there is no reasonable basis for the Tax treatment of an item reported on the Tax Return or the Tax treatment of an item reported on the Tax Return should, in the opinion (reasonably acceptable in form and substance to the Responsible Company) of a Tax Advisor, subject the other Company (or its authorized representatives) to material penalties.

SECTION 4.07. BHS Carrybacks and Claims for Refund.  (a)  BHS hereby agrees that, unless Brink’s consents in writing, no Adjustment Request with respect to any Tax Return for the Pre-Closing Period shall be filed; provided, however, that upon the reasonable request of BHS, Brink’s shall use reasonable best efforts to make, at BHS's expense, an Adjustment Request claiming a refund of Taxes for the Pre-Closing Period with respect to a BHS Carryback arising in a Post-Closing Period related to U.S. Federal or State Taxes (any such Adjustment Request to be prepared and filed by Brink’s) where, in Brink's reasonable discretion, such Adjustment Request will not materially impair the ability of Brink's to use Tax Attributes.

(b) BHS, upon the request of Brink’s, agrees to repay the amount paid over to BHS (plus any penalties, interest or other charges imposed by the relevant Tax Authority) in the event Brink's is required to repay such refund to such Tax Authority.

SECTION 4.08. Apportionment of Earnings and Profits and Tax Attributes.  Brink’s shall in good faith advise BHS in writing of the portion, if any, of any earnings and profits, Tax Attribute or other consolidated, combined or unitary attribute that Brink’s determines shall be allocated or apportioned to the BHS Group under applicable law.  BHS and all members of the BHS Group shall prepare all Tax Returns in accordance with such written notice.  As soon as practicable after receipt of a written request from BHS, Brink’s shall provide copies of any studies, reports and workpapers supporting such allocations and apportionments.  In the event of a subsequent adjustment by the applicable Tax Authority to such allocations and apportionments, Brink’s shall promptly notify BHS in writing of such adjustment.  For the avoidance of doubt, Brink’s shall not be liable to any member of the BHS Group for any failure of any determination under this Section 4.08 to be accurate under applicable Tax Law.

ARTICLE V

Tax Payments

SECTION 5.01. Payment of Taxes With Respect to Tax Returns Reflecting Taxes of the Other Company.  In the case of any Tax Return reflecting Taxes allocated hereunder to the Company that is not the Responsible Company:

(a) Computation and Payment of Tax Due.  At least 3 business days prior to any Payment Date for any Tax Return, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.04 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date.  The Responsible Company shall pay such amount to such Tax Authority on or before such Payment Date (and provide notice and proof of payment to the other Company).

(b) Computation and Payment of Liability With Respect to Tax Due.  Within 30 days following the earlier of (i) the due date (including extensions) for filing any such Tax Return (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file) or (ii) the date on which such Tax Return is filed, if Brink’s is the Responsible Company, then BHS shall pay to Brink’s the amount allocable to the BHS Group under the provisions of Article II, and if BHS is the Responsible Company, then Brink’s shall pay to BHS the amount allocable to the Brink’s Group under the provisions of Article II, in each case, plus interest computed at the Prime Rate on the amount of the payment based on the number of days from the earlier of (A) the due date of the Tax Return (including extensions) or (B) the date on which such Tax Return is filed to the date of payment.

(c) Adjustments Resulting in Underpayments.  In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to a Final Determination.  The Responsible Company shall compute the amount attributable to the BHS Group in accordance with Article II and BHS shall pay to Brink’s any amount due Brink’s (or Brink’s shall pay BHS any amount due BHS) under Article II within 30 days from the later of (i) the date the additional Tax was paid by the Responsible Company or (ii) the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 5.01(c) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by the Responsible Company to the date of the payment under this Section 5.01(c).

SECTION 5.02. Indemnification Payments.  All indemnification payments under this Agreement shall be made by Brink’s directly to BHS and by BHS directly to Brink’s; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the Brink’s Group, on the one hand, may make such indemnification payment to any member of the BHS Group, on the other hand, and vice versa.

ARTICLE VI

Tax Benefits

SECTION 6.01. Tax Refunds in General.  Except as set forth below, Brink’s shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which Brink’s is liable hereunder, BHS shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which BHS is liable hereunder and a Company receiving a refund to which another Company is entitled hereunder shall pay over such refund to such other Company within 30 days after such refund is received (together with interest computed at the Prime Rate based on the number of days from the date the refund was received to the date the refund was paid over).

SECTION 6.02. Timing Differences and Reverse Timing Differences.  (a)  If as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Brink’s Group is liable hereunder (or Tax Attribute of a member of the Brink’s Group) a member of the BHS Group could realize a current or future Tax Benefit that it could not realize but for such adjustment (determined on a with and without basis), or if as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the BHS Group is liable hereunder (or Tax Attribute of a member of the BHS Group) a member of the Brink's Group could realize a current or future Tax Benefit that it could not realize but for such adjustment (determined on a with and without basis), BHS or Brink’s, as the case may be, shall make a payment to either Brink’s or BHS, as appropriate, within 30 days following the date of a written notice and demand from Brink's or BHS, as appropriate, for payment of the amount due, accompanied by evidence of such adjustment and describing in reasonable detail the particulars relating thereto.  Any payment required under this Section 6.02(a) shall include interest on such payment computed at the Prime Rate based on the number of days from the date of such written notice to the date of payment under this Section 6.02(a). In the event that Brink’s or BHS disagrees with any such calculation described in this Section 6.02(a), Brink’s or BHS shall so notify the other Company in writing within 30 days of receiving the written calculation set forth above in this Section 6.02(a).  Brink’s and BHS shall endeavor in good faith to resolve such disagreement.

(b) If a member of the BHS Group actually realizes in cash pursuant to a Final Determination any Tax Detriment as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Brink’s Group is liable hereunder (or Tax Attribute of a member of the Brink’s Group) (in such circumstance, Brink’s being the “Adjusted Party”) and such Tax Detriment would not have arisen but for such adjustment (determined on a with and without basis), or if a member of the Brink’s Group actually realizes in cash pursuant to a Final Determination any Tax Detriment as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the BHS Group is liable hereunder (or Tax Attribute of a member of the BHS Group) (in such circumstance, BHS being the “Adjusted Party”) and such Tax Detriment would not have arisen but for such adjustment (determined on a with and without basis), the Adjusted Party shall make a payment to the other party within 30 days following the later of such actual realization of the Tax Detriment and the Adjusted Party’s actual realization of the corresponding Tax Benefit, in an amount equal to the lesser of such Tax Detriment actually realized in cash and the Tax Benefit, if any, actually realized in cash by the Adjusted Party pursuant to such adjustment (which would not have arisen but for such adjustment), plus interest on such amount computed at the Prime Rate based on the number of days from the later of the date of such actual realization of the Tax Detriment and the Adjusted Party’s actual realization of the corresponding Tax Benefit to the date of payment of such amount under this Section 6.02(b). No later than 30 days after a Tax Detriment described in this Section 6.02(b) is actually realized in cash by a member of the Brink’s Group or a member of the BHS Group, Brink’s (if a member of the Brink’s Group actually realizes such Tax Detriment) or BHS (if a member of the BHS Group actually realizes such Tax Detriment) shall provide the other Company with a written calculation of the amount payable pursuant to Section 6.02(b).  In the event that Brink’s or BHS disagrees with any such calculation described in this Section 6.02(b), Brink’s or BHS shall so notify the other Company in writing within 30 days of receiving the written calculation set forth above in this Section 6.02(b).  Brink’s and BHS shall endeavor in good faith to resolve such disagreement.

SECTION 6.03. BHS Carrybacks.  BHS shall be entitled to any refund actually received in cash that is attributable to, and would not have arisen but for (determined on a with and without basis), a BHS Carryback pursuant to the proviso set forth in Section 4.07, provided that the refund is a refund of Taxes for the Tax Period to which the BHS Carryback is carried or the first or second immediately following Tax Periods.  Any such payment of such refund made by Brink’s to BHS pursuant to this Section 6.03 shall be recalculated in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback or carryforward of a Brink’s Group Tax Attribute to a Tax Period in respect of which such refund is received) that would affect the amount to which BHS is entitled, and an appropriate adjusting payment shall be made by BHS to Brink’s such that the aggregate amounts paid pursuant to this Section 6.03 equals such recalculated amount (with interest computed at the Prime Rate based on the number of days from the date of the actual receipt of such refund to the date of payment of such amount under this Section 6.03).

ARTICLE VII

Tax-Free Status

SECTION 7.01. Tax Opinions/Rulings and Representation Letters.  Each of BHS and Brink’s hereby represents and agrees that (i) it has examined the Ruling Documents and the Representation Letters prior to the date hereof and (ii) all information contained in such Ruling Documents or Representation Letters that concerns or relates to such Company or any member of its Group will be true, correct and complete.

SECTION 7.02. Restrictions on BHS.  (a)  BHS agrees that it will not take or fail to take, or permit any BHS Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in any Representation Letters, Ruling Documents or Tax Opinions/Rulings.  BHS agrees that it will not take or fail to take, or permit any BHS Affiliate to take or fail to take, any action that prevents or could reasonably be expected to prevent (i) the Tax-Free Status or (ii) any transaction contemplated by the Separation and Distribution Agreement that is intended by the parties to be tax-free from so qualifying, including issuing any BHS Capital Stock that would prevent the Distribution from qualifying as a tax-free distribution within the meaning of Section 355 of the Code.

(b) BHS agrees that, from the date hereof until the first day after the two-year anniversary of the Closing Date, it will (i) maintain its status as a company whose separate affiliated group, within the meaning of Section 355(b)(3) of the Code, is engaged in the Active Trade or Business and (ii) not engage in any transaction that would result in it ceasing to be a company whose separate affiliated group is so engaged in the Active Trade or Business.

(c) BHS agrees that, from the date hereof until the first day after the two-year anniversary of the Closing Date, it will not (i) enter into any Proposed Acquisition Transaction or, to the extent BHS has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction or (C) approving any Proposed Acquisition Transaction, whether for purposes of Article 14 of the Virginia Stock Corporation Act or any similar corporate statute, any “fair price” or other provision of BHS’s charter or bylaws or otherwise), (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) in a single transaction or series of transactions sell or transfer (other than sales or transfers of inventory in the ordinary course of business) 60% or more of the gross assets of the Active Trade or Business or 60% or more of the consolidated gross assets of BHS and its Affiliates (such percentages to be measured based on fair market value as of the Closing Date), (iv) redeem or otherwise repurchase (directly or through a BHS Affiliate) any BHS Capital Stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a shareholder vote or otherwise, affecting the relative voting rights of BHS Capital Stock (including, without limitation, through the conversion of any BHS Capital Stock into another class of BHS Capital Stock) or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters, Ruling Documents or the Tax Opinions/Rulings) that in the aggregate (and taking into account any other transactions described in this subparagraph (c)) would be reasonably likely to have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in BHS or otherwise jeopardize the Tax-Free Status, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) BHS shall have requested that Brink’s obtain a supplemental Ruling in accordance with Sections 7.03(b) and (d) to the effect that such transaction will not affect the Tax-Free Status and Brink’s shall have received such a supplemental Ruling in form and substance satisfactory to Brink’s in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether such a Ruling is satisfactory, Brink’s may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such Ruling), or (B) BHS shall provide Brink’s with an Unqualified Tax Opinion in form and substance satisfactory to Brink’s in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether an opinion is satisfactory, Brink’s may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion and Brink’s may determine that no opinion would be acceptable to Brink’s) or (C) Brink’s shall have waived the requirement to obtain such ruling or opinion.

(d) Certain Issuances of BHS Capital Stock.  If BHS proposes to enter into any Section 7.02(d) Acquisition Transaction or, to the extent BHS has the right to prohibit any Section 7.02(d) Acquisition Transaction, proposes to permit any Section 7.02(d) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the two-year anniversary of the Closing Date, BHS shall provide Brink’s, no later than ten days following the signing of any written agreement with respect to the Section 7.02(d) Acquisition Transaction, with a written description of such transaction (including the type and amount of BHS Capital Stock to be issued in such transaction) and a certificate of the Board of Directors of BHS to the effect that the Section 7.02(d) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 7.02(c) apply (a “Board Certificate”).

(e) Distributions by Foreign BHS Subsidiaries.  Until January 1st of the calendar year immediately following the calendar year in which the Distribution occurs, BHS shall neither cause nor permit any foreign subsidiary of BHS to enter into any transaction or take any action that would be considered under the Code to constitute the declaration or payment of a dividend (including pursuant to Section 304 of the Code) without obtaining the prior written consent of Brink’s (such prior written consent not to be unreasonably withheld).

(f) Procedures Regarding Opinions and Rulings.  If BHS notifies Brink’s that it desires to take one of the actions described in clauses (i) through (vi) of Section 7.02(c) (a “Notified Action”), Brink’s and BHS shall reasonably cooperate to attempt to obtain the ruling or opinion referred to in Section 7.02(c), unless Brink’s shall have waived the requirement to obtain such ruling or opinion.

(g) Rulings or Unqualified Tax Opinions at BHS’s Request.  Brink’s agrees that at the reasonable request of BHS pursuant to Section 7.02(c) Brink’s shall cooperate with BHS and use reasonable best efforts to seek to obtain, as expeditiously as possible, a supplemental Ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting BHS to take the Notified Action.  In no event shall Brink’s be required to file any Ruling Request under this Section 7.03(b) unless BHS represents that (A) it has read the Ruling Request and (B) all information and representations, if any, relating to any member of the BHS Group contained in the Ruling Request documents are (subject to any qualifications therein) true, correct and complete.  BHS shall reimburse Brink’s for all reasonable costs and expenses incurred by the Brink’s Group in obtaining a Ruling or Unqualified Tax Opinion requested by BHS within 10 business days after receiving an invoice from Brink’s therefor.

(h) Rulings or Unqualified Tax Opinions at Brink’s Request.  Brink’s shall have the right to obtain a supplemental Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion.  If Brink’s determines to obtain a supplemental Ruling or an Unqualified Tax Opinion, BHS shall (and shall cause each Affiliate of BHS to) cooperate with Brink’s and take any and all actions reasonably requested by Brink’s in connection with obtaining the Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or reasonable covenant or providing any materials or information requested by the IRS or Tax Advisor; provided that BHS shall not be required to make (or cause any Affiliate of BHS to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). Brink’s and BHS shall each bear its own costs and expenses in obtaining a Ruling or an Unqualified Tax Opinion requested by Brink’s.

(i) BHS hereby agrees that Brink’s shall have sole and exclusive control over the process of obtaining any Ruling, and that only Brink’s shall apply for a Ruling.  In connection with obtaining a Ruling pursuant to Section 7.04(b), (A) Brink’s shall keep BHS informed in a timely manner of all material actions taken or proposed to be taken by Brink’s in connection therewith; (B) Brink’s shall (1) reasonably in advance of the submission of any Ruling Request documents provide BHS with a draft copy thereof, (2) reasonably consider BHS’s comments on such draft copy and (3) provide BHS with a final copy; and (C) Brink’s shall provide BHS with notice reasonably in advance of, and BHS shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling. Neither BHS nor any BHS Affiliate shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Transactions (including the impact of any transaction on the Transactions).

SECTION 7.03. Liability for Tax-Related Losses.  (a)  Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, BHS shall be responsible for, and shall indemnify and hold harmless Brink’s and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following:  (A) the acquisition of all or a portion of the stock or assets of any member of the BHS Group by any means whatsoever by any Person, (B) any negotiations, understandings, agreements or arrangements by BHS with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of BHS representing a Fifty-Percent or Greater Interest therein, (C) any action or failure to act by BHS after the Distribution (including, without limitation, any amendment to BHS’s certificate of incorporation (or other organizational documents), whether through a shareholder vote or otherwise) affecting the relative voting rights of any class of BHS Capital Stock (including, without limitation, through the conversion of any class of BHS Capital Stock into another class of BHS Capital Stock), (D) any act or failure to act by BHS or any BHS Affiliate described in Section 7.02 (regardless whether such act or failure to act is covered by a Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 7.02(c) or a Board Certificate described in Section 7.02(d)) or (E) any breach by BHS of its agreement and representation set forth in Section 7.01.

(b) For purposes of calculating the amount and timing of any Tax-Related Loss for which BHS is responsible under this Section 7.04, Tax-Related Losses shall be calculated by assuming that Brink’s, the Brink’s Affiliated Group and each member of the Brink’s Group (i) pay Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (ii) have no Tax Attributes in any relevant taxable year.

(c) BHS shall not be entitled to any refund (or any interest thereon received from the applicable Tax Authority) of Taxes for which BHS is responsible under this Section 7.04, and Section 6.02 shall not apply to any Tax Benefit that Brink’s realizes as a result of an adjustment to any Taxes for which a member of the BHS Group is responsible under this Section 7.04.

(d) BHS shall pay Brink’s the amount of any Tax-Related Losses for which BHS is responsible under this Section 7.04:  (A) in the case of Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses no later than 2  business days prior to the date Brink’s files, or causes to be filed, the applicable Tax Return for the year of the Distribution (the “Filing Date”) (provided that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination”, then BHS shall pay Brink’s no later than 2 business days after the date of such Final Determination with interest calculated at the Prime Rate plus two percent, compounded semiannually, from the date that is 2  business days prior to the Filing Date through the date of such Final Determination) and (B) in the case of Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses, no later than 2  business days after the date Brink’s pays such Tax-Related Losses.

ARTICLE VIII

Assistance and Cooperation

SECTION 8.01. Assistance and Cooperation.  (a)  After the Distribution, the Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed.  Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in Article IX.  Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

(b) Any information or documents provided under this Article VIII shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.  Notwithstanding any other provision of this Agreement or any other agreement, (i) neither Brink’s nor any Brink’s Affiliate shall be required to provide BHS, any BHS Affiliate or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that relate solely to BHS, a BHS Affiliate or the business or assets of BHS or any BHS Affiliate and (ii) in no event shall Brink’s or any Brink’s Affiliate be required to provide BHS, any BHS Affiliate or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege.  In addition, in the event that Brink’s determines that the provision of any information to BHS or any BHS Affiliate could be commercially detrimental, violate any law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Article VIII in a manner that avoids any such harm or consequence.

SECTION 8.02. Income Tax Return Information.  BHS and Brink’s acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Brink’s or BHS pursuant to Section 8.01 or this Section 8.02.  BHS and Brink’s acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by Brink’s or BHS could cause irreparable harm.

(a) Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns.  Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

(b) At BHS’s sole expense, BHS shall provide to Brink’s the information reasonably requested in writing by Brink’s in connection with the preparation of Tax Returns in accordance with the deadlines set forth in such written request.

(c) In the event that BHS fails to provide any information requested by Brink’s pursuant to Section 8.01 or this Section 8.02, within the deadlines as set forth herein (or otherwise reasonably set by Brink’s and agreed to by BHS, such agreement not to be unreasonably withheld), Brink’s shall have the right to engage a nationally recognized public accounting firm of its choice (the “Accountant”), in its sole and absolute discretion, to gather such information directly from BHS or any other members of the BHS Group. BHS agrees, and will cause all other members of the BHS Group to agree, upon 10  business days’ notice by Brink’s, in the case of a failure by BHS to provide information pursuant to Section 8.01 or this Section 8.02, to permit any such Accountant full access to all records or other information requested by such Accountant that are in the possession of BHS or any member of the BHS Group during reasonable business hours.  BHS agrees promptly to pay Brink’s all reasonable costs and expenses incurred by Brink’s in connection with the engagement of such Accountant.

SECTION 8.03. Reliance.  If any member of one Group (the “Supplier Group”) supplies information to a member of the other Group (the “Signing Group”) in connection with a Tax liability and an officer of a member of the Signing Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Signing Group identifying the information being so relied upon, the chief financial officer of the Supplier Group (or any officer of the Supplier Group as designated by the chief financial officer of the Supplier Group) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. The Company that is a member of the Supplier Group agrees to indemnify and hold harmless each member of the Signing Group and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a member of the Supplier Group having supplied, pursuant to thisArticle VIII, a member of the Signing Group with inaccurate or incomplete information in connection with a Tax liability.

ARTICLE IX

Tax Records

SECTION 9.01. Retention of Tax Records.  Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Closing Periods (and the portion, ending on the Closing Date, of any Tax Period that includes but does not end on the Closing Date), and Brink’s shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Closing Periods until the later of (i) the expiration of any applicable statutes of limitation, and (ii) 7 years after the Closing Date.  After such earlier date, each Company may dispose of such records upon 90 days’ prior written notice to the other Company.  If, prior to the expiration of the applicable statute of limitation or such seven-year period, a Company reasonably determines that any Tax Records that it would otherwise be required to preserve and keep under this Article IX are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such records upon 90 days’ prior notice to the other Company.  Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the records to be disposed of describing in reasonable detail each file, book or other record accumulation being disposed.  The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

SECTION 9.02. Access to Tax Records.  The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably required by the other Company in connection with the preparation of Tax Returns, audits, litigation or the resolution of items under this Agreement.

ARTICLE X

Tax Contests

SECTION 10.01. Notice.  Each of the parties shall provide prompt notice to the other party of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by the other party hereunder.  Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.

SECTION 10.02. Control of Tax Contests.  (a)  Brink’s Returns.  In the case of any Tax Contest with respect to any (i) Brink’s Federal Consolidated Income Tax Return, (ii) Brink’s State Combined Income Tax Return, (iii) any other Joint Return or (iv) any Brink’s Separate Return, Brink’s shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of Tax liability arising from such Tax Contest.  Brink’s shall keep BHS informed in a timely manner regarding such Tax Contests to the extent relating to the BHS Business, the BHS Group or the assets transferred to BHS pursuant to the Transactions insofar as such Tax Contests would reasonably be expected to affect the BHS Group.

(b) BHS Separate Returns.  In the case of any Tax Contest with respect to a BHS Separate Return, BHS shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of Tax liability arising from such Tax Contest.

(c) Distribution-Related Proceedings.  In the event of any Distribution-Related Proceeding as a result of which BHS could reasonably be expected to become liable for any Tax-Related Losses that Brink’s is entitled to control under this Article 10, (A) Brink’s shall consult with BHS reasonably in advance of taking any significant action in connection with such Distribution-Related Proceeding, (B) Brink’s shall consult with BHS and offer BHS a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Distribution-Related Proceeding, (C) Brink’s shall defend such Distribution-Related Proceeding diligently and in good faith and (D) Brink’s shall provide BHS copies of any written materials relating to such Distribution-Related Proceeding received from the relevant Tax Authority.

ARTICLE XI

SECTION 11.01. Effective Date; Termination of Prior Intercompany Tax Allocation Agreements.  This Agreement shall be effective as of the date hereof.  As of the date hereof, all prior intercompany Tax allocation agreements or arrangements relating to one or more members of the Brink’s Group, on the one hand, and one or more members of the BHS Group, on the other hand, shall be terminated, and no member of any Group shall have any right or obligation in respect of any member of the other Group thereunder.

ARTICLE XII

Survival of Obligations

SECTION 12.01. Survival of Obligations.  The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

ARTICLE XIII

Treatment of Payments; Tax Gross Up

SECTION 13.01. Treatment of Tax Indemnity and Tax Benefit Payments.  In the absence of any change in Tax treatment under the Code or other applicable Tax Law:

(a) any indemnity payments made by a Company under Article V of this Agreement and of the Separation and Distribution Agreement shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability, and

(b) any Tax Benefit payments made by a Company under Article VI, shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability.

SECTION 13.02. Tax Gross Up.  If, notwithstanding the manner in which indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such income Taxes), shall equal the amount of the payment that the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

SECTION 13.03. Interest Under This Agreement.  Anything herein to the contrary notwithstanding, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by law) and as interest income by the Indemnitee (includible in income to the extent provided by law).  The amount of the payment shall not be adjusted under Section 13.02 to take into account any associated Tax Benefit to the Indemnitor or Tax Detriment to the Indemnitee.

ARTICLE XIV

Disagreements

SECTION 14.01. Disagreements.  The Companies mutually desire that collaboration will continue between them.  Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto.  In furtherance thereof, in the event of any dispute or disagreement (other than a High-Level Dispute) (a “Tax Arbitrator Dispute”) between the Companies as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Companies shall negotiate in good faith to resolve the Tax Arbitrator Dispute.  If such good faith negotiations do not resolve the Tax Arbitrator Dispute, then the matter, upon written request of either Company, will be referred to a tax lawyer or accountant acceptable to each of the Companies (the “Tax Arbitrator”).  The Tax Arbitrator may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Arbitrator deems necessary to assist it in resolving such disagreement.  The Tax Arbitrator shall furnish written notice to the Companies of its resolution of any such Tax Arbitrator Dispute as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution.  Any such resolution by the Tax Arbitrator will be conclusive and binding on the Companies.  Following receipt of the Tax Arbitrator’s written notice to the Companies of its resolution of the Tax Arbitrator Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Arbitrator.  In accordance with Article XVI, each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Arbitrator.  All fees and expenses of the Tax Arbitrator in connection with such referral shall be shared equally by the Companies.  Any High-Level Dispute shall be resolved pursuant to the procedures set forth in Article VIII of the Separation and Distribution Agreement.  Nothing in this Article XIV will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Tax Arbitrator Dispute through the Tax Arbitrator (or any delay resulting from the efforts to resolve any High-Level Dispute through the procedures set forth in Article VIII of the Separation and Distribution Agreement) could result in serious and irreparable injury to either Company.

ARTICLE XV

Late Payments

SECTION 15.01. Late Payments.  Any amount owed by one party to another party under this Agreement that is not paid when due shall bear interest at the Prime Rate plus 2%, compounded semiannually, from the due date of the payment to the date paid.  To the extent interest required to be paid under this Article XV duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Article XV or the interest rate provided under such other provision.

ARTICLE XVI

Expenses

SECTION 16.01. Expenses.  Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

ARTICLE XVII

General Provisions

SECTION 17.01. Addresses and Notices.  All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to Brink’s, to:
The Brink’s Company
P.O. Box 18100
1801 Bayberry Court
Richmond, Virginia 23226
Attn: Secretary
Facsimile:  (804) 289-9765

If to BHS, to:
Brink’s Home Security Holdings, Inc.
8880 Esters Boulevard
Irving, Texas 75063
Attn: Secretary
Facsimile:  (972) 871-3366

Either party may, by notice to the other party, change the address to which such notices are to be given.

SECTION 17.02. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

SECTION 17.03. Waiver.  Waiver by any party hereto of any default by any other party hereto of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default.

SECTION 17.04. Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party.  Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the parties.

SECTION 17.05. Authority.  Each of the parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

SECTION 17.06. Further Action.  The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Article X.

SECTION 17.07. Integration.  This Agreement, together with each of the exhibits and schedules appended hereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein.  All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein are superseded by this Agreement, as applicable.  In the event of any inconsistency between this Agreement and the Separation and Distribution Agreement, or any other agreements relating to the transactions contemplated by the Separation and Distribution Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control.

SECTION 17.08. Construction.  The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party.  The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation.  Unless otherwise indicated, all “Section” and “Article” references in this Agreement are to sections and articles of this Agreement.

SECTION 17.09. No Double Recovery.  No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity.  Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

SECTION 17.10. Counterparts.  The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other party.  The signatures of both parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

SECTION 17.11. Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the law of the State of New York irrespective of the choice of law principles of the State of New York, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

SECTION 17.12. Jurisdiction.  Any action or proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of Virginia or in the United States District Court for the Eastern District of Virginia (if any party to such action or proceeding has or can acquire jurisdiction), and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.

SECTION 17.13. Amendment.  No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party hereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

SECTION 17.14. BHS Subsidiaries.  If, at any time, BHS or Brink’s, respectively, acquires or creates one or more subsidiaries that are includable in the BHS Group or the Brink’s Group, respectively, they shall be subject to this Agreement and all references to the BHS Group or Brink’s Group, respectively, herein shall thereafter include a reference to such subsidiaries.

SECTION 17.15. Successors.  This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including but not limited to any successor of Brink’s or BHS succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

SECTION 17.16. Injunctions.  The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

IN WITNESS WHEREOF, the parties have caused this Tax Matters Agreement to be executed by their duly authorized representatives as of the date set forth above.

THE BRINK’S COMPANY,
by	/s/ Michael Dan
Name: Michael T. Dan
Title: President and Chief Executive Officer

BRINK’S HOME SECURITY HOLDINGS, INC.,
by	/s/ Robert B. Allen
Name: Robert B. Allen
Title: President and Chief Executive Officer